First Quarter 2025
Earnings Call
Video Update
Max K. Brodén

April 30, 2025

For more information contact:
Investor and Rating Agency Relations
800.235.2667
aflacir@aflac.com
Aflac Worldwide Headquarters
1932 Wynnton Road
Columbus, GA 31999

Preliminary note: Forward-Looking Information and Non-U.S. GAAP Financial Measures

Forward-Looking Information

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. The company desires to take advantage of these provisions. This transcript contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC). Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks and uncertainties. In particular, statements containing words such as “expect,” “anticipate,” “believe,” “goal,” “objective,” “may,” “should,” “estimate,” “intends,” “projects,” “will,” “assumes,” “potential,” “target,” "outlook" or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements.

The company cautions readers that the following factors, in addition to other factors mentioned from time to time, could cause actual results to differ materially from those contemplated by the forward-looking statements:

•difficult conditions in global capital markets and the economy, including inflation
•defaults and credit downgrades of investments
•global fluctuations in interest rates and exposure to significant interest rate risk
•concentration of business in Japan
•limited availability of acceptable yen-denominated investments
•foreign currency fluctuations in the yen/dollar exchange rate
•differing interpretations applied to investment valuations
•significant valuation judgments in determination of expected credit losses recorded on the Company's investments
•decreases in the Company's financial strength or debt ratings
•decline in creditworthiness of other financial institutions
•the Company's ability to attract and retain qualified sales associates, brokers, employees, and distribution partners
•deviations in actual experience from pricing and reserving assumptions
•ability to continue to develop and implement improvements in information technology systems and on successful execution of revenue growth and expense management initiatives
•interruption in telecommunication, information technology and other operational systems, or a failure to maintain the security, confidentiality, integrity or privacy of sensitive data residing on such systems
•subsidiaries' ability to pay dividends to the Parent Company
•inherent limitations to risk management policies and procedures
•operational risks of third-party vendors
•tax rates applicable to the Company may change
•failure to comply with restrictions on policyholder privacy and information security
•extensive regulation and changes in law or regulation by governmental authorities
•competitive environment and ability to anticipate and respond to market trends
•catastrophic events, including, but not limited to, as a result of climate change, epidemics, pandemics, tornadoes, hurricanes, earthquakes, tsunamis, war or other military action, major public health issues, terrorism or other acts of violence, and damage incidental to such events
•ability to protect the Aflac brand and the Company's reputation
•ability to effectively manage key executive succession
•changes in accounting standards
•level and outcome of litigation or regulatory inquiries
•allegations or determinations of worker misclassification in the United States

Non-U.S. GAAP Financial Measures and Reconciliations

This document includes references to the Company’s financial performance measures which are not calculated in accordance with United States generally accepted accounting principles (U.S. GAAP) (non-U.S. GAAP). The financial measures exclude items that the Company believes may obscure the underlying fundamentals and trends in insurance operations because they tend to be driven by general economic conditions and events or related to infrequent activities not directly associated with insurance operations.

Definitions of the Company’s non-U.S. GAAP financial measures and applicable reconciliations to the most comparable U.S. GAAP measures are provided in the presentation slides that accompany this transcript.

Due to the size of Aflac Japan, where the functional currency is the Japanese yen, fluctuations in the yen/dollar exchange rate can have a significant effect on reported results. In periods when the yen weakens, translating yen into dollars results in fewer dollars being reported. When the yen strengthens, translating yen into dollars results in more dollars being reported. Consequently, yen weakening has the effect of suppressing current period results in relation to the comparable prior period, while yen strengthening has the effect of magnifying current period results in relation to the comparable prior period. A significant portion of the Company’s business is conducted in yen and never converted into dollars but translated into dollars for U.S. GAAP reporting purposes, which results in foreign currency impact to earnings, cash flows and book value on a U.S. GAAP basis. Management evaluates the Company's financial performance both including and excluding the impact of foreign currency translation to monitor, respectively, cumulative currency impacts and the currency-neutral operating performance over time. The average yen/dollar exchange rate is based on the published MUFG Bank, Ltd. telegraphic transfer middle rate (TTM).

Max K. Brodén
Q1 2025 CFO Video Update
April 30, 2025

Thank you for joining me as I provide a financial update on Aflac Incorporated's results for the first quarter of 2025.

For the quarter, adjusted earnings per diluted share was flat year over year at $1.66, with a $0.01 negative impact from FX in the quarter. In this quarter, remeasurement gains on reserves totaled $41 million, reducing benefits. Variable investment income ran $27 million below our long-term return expectations, while one make whole call generated income of $16 million.

Adjusted book value per share excluding foreign currency remeasurement increased 2.2%. The adjusted ROE was 12.7%, and 15.6% excluding foreign currency remeasurement, an acceptable spread to our cost of capital. Overall, we view these results in the quarter as solid.

Starting with our Japan segment, net earned premiums for the quarter declined 5.0%. Aflac Japan's underlying earned premiums,1 which adjusts net earned premiums to exclude the impact of deferred profit liability, paid up policies and reinsurance, declined 1.4%. We believe this metric better provides insight into long-term premium trends.

Japan’s total benefit ratio came in at 65.8% for the quarter, down 120 basis points year over year. The third sector benefit ratio was 56.3% for the quarter, down approximately 120 basis points year over year. We estimate the impact from remeasurement gains to be approximately 150 basis points favorable to the benefit ratio in Q1 2025. Long-term experience trends, as they relate to treatments of cancer and hospitalization, continue to be in place, leading to continued favorable underwriting experience.

Persistency remained solid at 93.8%, which was up 40 basis points year over year and in line with our expectations. However, beginning in this quarter, we have revised the premium persistency definition to better reflect the economic trends of the business. As a result, we do not treat annuitization as a lapse for persistency purposes, and this revised definition raised the reported persistency by roughly 30 basis points.

Our expense ratio in Japan was 19.6% for the quarter, up 160 basis points year over year, driven primarily by an increase in technology expenses.

For the quarter, adjusted net investment income in yen terms was down 7.6%, primarily driven by lower floating rate income, the transfer of assets to Aflac Re Bermuda associated with reinsurance, and variable investment income, somewhat offset by higher returns from the structured private credit portfolio.

The pretax margin for Japan in the quarter was 31.8%, down 100 basis points year over year, but a very good result.

Turning to U.S. results, net earned premium was up 1.8%. Persistency increased 60 basis points year over year to 79.3%.

Our U.S. total benefit ratio came in at 47.7%, 120 basis points higher than Q1 2024, driven by business mix and lower remeasurement gains than a year ago. We estimate that remeasurement gains impacted the benefit ratio by approximately 100 basis points in the quarter, as claims have remained below our long-term expectations. In the quarter, we benefited from favorable underwriting on our small but growing long-term disability block.

1 Aflac Japan's underlying earned premiums is a measure that is calculated in Japanese yen and adjusts Aflac Japan’s net earned premiums for significant variables including the increase in paid-up policies between beginning of the comparable period and the end of the period presented, the change in deferred profit liability on limited payment contracts, and all Aflac Japan ceded premiums through both internal and external reinsurance. The change in Aflac Japan’s underlying earned premiums is reflected as a percentage change. The Company feels this measure is useful for investors to understand the impacts these items have on Aflac Japan's net earned premiums.

Our expense ratio in the U.S. was 37.6%, down 110 basis points year over year, primarily driven by platforms improving scale and continuous focus on expense efficiency.

Our growth initiatives – group life & disability, network dental and vision and direct to consumer – increased our total expense ratio by 50 basis points for the quarter. This is in line with our expectations, and we would expect this impact to decrease as we continue to approach scale.

Adjusted net investment income in the U.S. was down 1.9% for the quarter primarily driven by lower floating rate income.

Profitability in the U.S. segment was very strong, with a pretax margin of 20.8%, a 20 basis points decline compared with a year ago.

During the quarter, we increased our CECL reserves associated with our commercial real estate portfolio by $2 million net of charge offs as property values remain at distressed valuations. We also foreclosed on two loans, adding them to our real estate owned portfolio consistent with our strategy for maximizing recovery values.

Our portfolio of first lien senior secured middle market loans continued to perform well with increased CECL reserves of $7 million in the quarter net of charge offs.

In our corporate segment, we recorded a pretax gain of $43 million. Adjusted net investment income was $47 million higher than last year due to a combination of lower volume of tax credit investments and higher asset balances, which included the impact of the reinsurance transaction in Q4 2024. Our tax credit investments impacted the corporate net investment income line for U.S. GAAP purposes negatively by $8 million in the quarter with an associated credit to the tax line. The net impact to our bottom line was a positive $0.4 million in the quarter. To date, these investments are performing well and in line with our expectations.

Unencumbered holding company liquidity stood at $4.3 billion, $2.6 billion above our minimum balance.

We repurchased $900 million of our own stock and paid dividends of $317 million in Q1, offering good relative IRR on these capital deployments. We will continue to be flexible and tactical in how we manage the balance sheet and deploy capital in order to drive strong risk-adjusted ROE with a meaningful spread to our cost of capital.

Our capital position remains strong, and we ended the quarter with an SMR above 950%, and estimated regulatory ESR above 250%. Our combined RBC, while not finalized, we estimate to be greater than 600%. These are strong capital ratios, which we actively monitor, stress and manage to withstand credit cycles as well as external shocks. For U.S. statutory, we recorded a $6 million valuation allowance on mortgage loans as an unrealized loss. We ended the quarter, March 31 with net ¥5.2 billion of Japan FSA realized gains net of losses for securities impairment. This is well within our expectations and with limited impact to both earnings and capital.

Our leverage was 20.7% for the quarter, which is within our target range of 20% to 25%. As we hold approximately 59% of our debt in yen, this leverage ratio is impacted by moves in the yen/dollar exchange rate. This is intentional and part of our enterprise hedging program – protecting the economic value of Aflac Japan in U.S. dollar terms.

On a U.S. GAAP basis, we are impacted by moves in the yen as our yen denominated earnings will translate into USD at different exchange rates. We currently estimate that every 5 yen/dollar move would impact our underlying EPS by roughly $0.07.

As foreign currency markets have experienced a marked increase in volatility, I would like to reiterate our approach to managing foreign currency exposure. Fundamentally, we size our unhedged U.S. dollar exposure to the estimated economic surplus associated with our Japanese business. At the end of Q1, we held $25.5 billion of unhedged USD assets in our Japan general account – forward contracts at Inc. with a notional balance of $2.7 billion and $4.4 billion of yen denominated debt. We also hold $24.2 billion of notional of out of the money put options, which provide tail protection against a large appreciation in the yen. Adding this up, we feel that we are very well-positioned on an economic basis.

Thank you. I look forward to discussing our results in further detail on tomorrow's earnings call.